Exhibit 10.22

OVASCIENCE, INC.

Restricted Stock Unit Agreement

(Time-Based)

Granted under 2012 Stock Incentive Plan

NOTICE OF GRANT

This Restricted Stock Unit Agreement (this “Agreement”) is made as of the Agreement Date between OvaScience, Inc. (the “Company”), a Delaware corporation, and the Participant.

I.                                        Agreement Date

Date:	December 9, 2014

II.                                   Participant Information

Participant:	Michelle Dipp, M.D., Ph.D.
Participant Address:	c/o OvaScience, Inc. 215 First Street, Suite 240 Cambridge, MA 02142

III.                              Grant Information

Grant Date:	December 9, 2014
Restricted Stock Units:	30,902

IV.                               Vesting Table

Vesting Date	RSUs that Vest
March 31, 2015 (the “First Vesting Date”)	12.5%
Quarterly on each Three-Month Anniversary of the First Vesting Date until December 31, 2016	12.5%

This Agreement includes this Notice of Grant and the following General Terms and Conditions (attached as Exhibit A), which are expressly incorporated by reference in their entirety herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Agreement Date.

OVASCIENCE, INC.		PARTICIPANT

By:	/s/ Thomas Malley	/s/ Michelle Dipp, M.D., Ph.D.
Name: Thomas Malley		Name: Michelle Dipp, M.D., Ph.D.
Title: Chair, Compensation Committee

Restricted Stock Unit Agreement

EXHIBIT A

GENERAL TERMS AND CONDITIONS

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1.                                      Grant of RSUs; Condition of Grant.  In consideration of services rendered to the Company by the Participant, the Company has granted to the Participant, subject to the terms and conditions set forth in this Agreement and in the Company’s 2012 Stock Incentive Plan (the “Plan”), an award of Restricted Stock Units (the “RSUs”), representing an award of the number of RSUs (the “Share Number”) set forth in the Notice of Grant that forms part of this Agreement (the “Notice of Grant”).  The RSUs entitle the Participant to receive, upon and subject to the vesting of the RSUs (as described in Section 2 below), one share of common stock, $0.001 par value per share, of the Company (the “Common Stock”) for each RSU that vests.  The shares of Common Stock that are issuable upon vesting of the RSUs are referred to in this Agreement as the “Shares.”

2.                                      Vesting of the RSUs; Issuance of Shares.

(a)                                 Vesting of the RSUs.  Subject to the other provisions of this Section 2, the RSUs shall vest in accordance with the Vesting Table set forth in the Notice of Grant (the “Vesting Table”).  Any fractional RSU resulting from the application of the percentages in the Vesting Table shall be rounded down to the nearest whole number of RSUs.  Within thirty days of each vesting date shown in the Vesting Table (the “Vesting Dates”), the Company will issue to the Participant, in certificated or uncertificated form, such number of Shares as is equal to the number of RSUs that vested on such Vesting Date and shall deliver such Shares to the Participant, or to the broker designated by the Participant.

(b)                                 Termination and Acceleration.

(1)                                 Termination of the Participant.  Except to the extent specifically otherwise provided herein, in the Plan or in another agreement between the Company and the Participant, upon the termination of the Participant’s employment as the full-time Chief Executive Officer of the Company for any reason or no reason, all RSUs that have not vested pursuant to Section 2(a) shall be automatically forfeited as of such termination.

(2)                                 Accelerated Vesting Upon Certain Terminations of Employment.  Notwithstanding Section 2(b)(1) above, in the event that the Participant’s employment as the full-time Chief Executive Officer of the Company is terminated by the Company without Cause, or the Participant terminates her position as full-time Chief Executive Officer of the Company for Good Reason, then the unvested portion of the RSU that would have otherwise vested during the six (6) month period following termination shall vest as of the date of termination.  “Cause” and “Good Reason” are each defined in Annex 1 attached hereto.

(3)                                 Accelerated Vesting Upon Change of Control.  Notwithstanding Section 2(b)(1) above, upon a Change of Control the RSUs shall vest in full as of the date of such Change of Control.  “Change of Control” is defined in Annex 1 attached hereto.

(4)                                 Release of Claims.  Notwithstanding the foregoing, the provisions of Section 2(b)(1) and Section 2(b)(2) above shall be conditioned upon the Participant’s execution and non-revocation of a reasonable release of claims following the date of termination or resignation which provides for a release of any and all claims that Participant has or might have against the Company.

3.                                      Dividends.  The RSUs shall have no rights with respect to dividends declared by the Company with respect to its capital stock, provided that the foregoing shall not prohibit or otherwise limit the adjustment of the terms of this Agreement in accordance with Section 9 of the Plan.

4.                                      Taxes.

(a)                                 Acknowledgments;  No Section 83(b) Election.  The Participant acknowledges that he is responsible for obtaining the advice of the Participant’s own tax advisors with respect to the grant of the RSUs and the Shares upon vesting thereof and the Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the RSUs or Shares.  The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s tax liability that may arise in connection with the acquisition, vesting and/or disposition of the RSUs and the Shares underlying the RSUs.  The Participant acknowledges that no election under Section 83(b) of the Internal Revenue Code, as amended, is available with respect to the issuance of the RSUs and the Shares underlying the RSUs.

(b)                                 Withholding.  As a condition to the granting of the RSUs and the vesting thereof, the Participant acknowledges and agrees that he is responsible for the payment of income and employment taxes (and any other taxes required to be withheld) payable in connection with the grant or vesting of, or otherwise in connection with, the RSUs.  Accordingly, the Participant agrees to remit to the Company or any applicable subsidiary an amount sufficient to pay such taxes.  Such payment shall be made to the Company or the applicable subsidiary of the Company in a form that is reasonably acceptable to the Company, as the Company may determine in its discretion.  The Company in its discretion may retain and withhold from delivery at the time of vesting that number of shares of Common Stock having a fair market value equal to the statutory minimum withholding taxes owed by the Participant, which retained shares shall fund the payment of such taxes by the Company on behalf of the Participant.  Alternatively, the Company may require the Participant to provide a designated broker with irrevocable instructions directing the designated broker to, on the date of the designated broker’s receipt of any shares of Common Stock in accordance with Section 2, sell in accordance with ordinary principles of best execution that number of such shares of Common Stock as is necessary to yield net proceeds to the Participant equal to the amount of withholding taxes with respect to the income recognized by the Participant as a result of the vesting of the RSUs (based on the minimum statutory withholding rates for all tax purposes, including payroll and social taxes, that are applicable to such income) and remit such proceeds to the Company in satisfaction of such tax withholding obligations of the Company.

5.                                      Restrictions on Transfer.  The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise encumber, by operation of law or otherwise, any RSUs, or any interest therein, until such RSUs have vested and the Shares underlying the RSUs have been issued.

6.                                      Miscellaneous.

(a)                                 No Rights to Employment.  The Participant acknowledges and agrees that the grant of the RSUs and their vesting pursuant to Section 2 do not constitute an express or implied promise of continued employment for the vesting period of the RSUs, or for any period.

(b)                                 Section 409A.  This Agreement is intended to comply with or be exempt from the requirements of Section 409A and shall be construed consistently therewith.  In any event, the Company makes no representations or warranties and will have no liability to the Participant or to any other person, if any of the provisions of or payments under this Agreement are determined to constitute nonqualified deferred compensation subject to Section 409A but that do not satisfy the requirements of that Section.

(c)                                  Entire Agreement.  This Agreement and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this Agreement; provided that any separate employment or severance agreement between the Company and the Participant that includes terms relating to the acceleration of vesting of equity awards shall not be superseded by this Agreement.  In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of this Agreement, the Plan terms and provisions shall prevail.

(d)                                 Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware, without regard to any applicable conflict of law principles.

(e)                                  Authority of Compensation Committee.  In making any decisions or taking any actions with respect to the matters covered by this Agreement, the Compensation Committee shall have all of the authority and discretion, and shall be subject to all of the protections, provided for in the Plan.  All decisions and actions by the Compensation Committee with respect to this Agreement shall be made in the Compensation Committee’s discretion and shall be final and binding on the Participant.

Annex 1

Definitions

1.                                      For purposes of this Agreement, “Affiliates” shall mean all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

2.                                      For purposes of this Agreement, the following shall constitute “Cause” for termination of employment:  (i) the Participant’s willful failure to perform, or gross negligence in the performance of, the Participant’s material duties and responsibilities to the Company and its Affiliates, which failure or negligence is not remedied within thirty (30) days of written notice thereof; (ii)                the Participant’s material breach of any material provision of this Agreement or any other agreement with the Company or any of its Affiliates, which breach is not remedied within thirty (30) days of written notice thereof; (iii)       fraud, embezzlement or other dishonesty with respect to the Company or any of its Affiliates, taken as a whole, which, in the case of such other dishonesty, causes or could reasonably be expected to cause material harm to the Company or any of its Affiliates, taken as a whole; or (iv) the Participant’s conviction of a felony.

3.                                      For purposes of this Agreement, “Change of Control” shall mean (i) the acquisition of beneficial ownership (as defined in Rule 13-3 under the Exchange Act) directly or indirectly by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), of securities of the Company representing a majority or more of the combined voting power of the Company’s then outstanding securities, other than in an acquisition of securities for investment purposes pursuant to a bona fide financing of the Company; (ii) a merger or consolidation of the Company with any other corporation in which the holders of the voting securities of the Company prior to the merger or consolidation do not own more than 50% of the total voting securities of the surviving corporation; or (iii) the sale or disposition by the Company of all or substantially all of the Company’s assets other than a sale or disposition of assets to an Affiliate of the Company or a holder of securities of the Company; notwithstanding the foregoing, no transaction or series of transactions shall constitute a Change of Control unless such transaction or series of transactions constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).

4.                                      For purposes of this Agreement, “Good Reason” shall mean without the Participant’s consent, the occurrence of any one or more of the following events, provided (x) the Participant has furnished written notice to the Company of the condition giving rise to the claimed Good Reason no later than thirty (30) days following the occurrence of such condition, (y) the Company has failed to remedy the condition within thirty (30) days thereafter and (z) the Participant’s employment with the Company terminates within six months following the delivery of such notice:  (i)  a material diminution in the nature or scope of the Participant’s responsibilities, duties or authority, provided that in the absence of a Change of Control neither (x) the Company’s failure to continue the Participant’s appointment or election as a director or officer of any of its Affiliates, nor (y) any diminution in the nature or scope of the Participant’s responsibilities, duties or authority that is reasonably related to a diminution of the business of the Company or any of its Affiliates shall constitute “Good Reason” or (ii) relocation of the Participant’s office more than fifty (50) miles from the location of the Company’s principal offices as of the Grant Date.

5.                                      For purposes of this Agreement, “Person” shall mean an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.